Exhibit 99.1

NEWS RELEASE 20-002	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES TERMINATION OF
ITS PREVIOUSLY ANNOUNCED EXCHANGE OFFERS
AND CANCELLATION OF SPECIAL MEETING OF STOCKHOLDERS

March 23, 2020 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS, OTCQB:HOSS) (the “Company”) announced today that it has terminated its previously announced (i) private offers to exchange (the “Exchange Offers”) any and all of its outstanding 5.875% Senior Notes due 2020 (the “2020 Notes”) and 5.000% Senior Notes due 2021 (the “2021 Notes” and, together with the 2020 Notes, the “Existing Notes”) for a combination of new 10.000% Senior Notes due 2023 and 5.500% Senior Notes due 2025, (ii) private offer to purchase (together with the Exchange Offers, the “Offers”) for cash up to $66.7 million in aggregate principal amount of Existing Notes and (iii) solicitation of consents to proposed amendments of and releases related to the indentures governing the Existing Notes.
The Offers were set to expire at 11:59 p.m., New York City time, on March 23, 2020, unless extended (the “Expiration Time”). The Company does not expect the minimum participation condition under the terms of the Offers to be satisfied by the Expiration Time. Further, the advent of circumstances surrounding COVID-19 and the precipitous decline in oil prices has had a negative effect on the offshore service vessel industry, generally, as well as on the Company. For these reasons, among others, the Company has elected to terminate the Offers prior to the Expiration Time. As a result of the termination of the Offers, no Existing Notes will be accepted for exchange or repurchase, the indentures governing the Existing Notes will not be amended, and the Company will instruct Global Bondholder Services Corporation, the tender, information and exchange agent, to return any Existing Notes that were tendered for exchange, to their respective tendering bondholders.
On March 21, 2020, the board of directors of the Company determined to cancel the Special Meeting of Stockholders scheduled for March 23, 2020 at 9:00 a.m. Central Time in the Company’s corporate training room located at 103 Northpark Boulevard, Covington, Louisiana 70433 (the “Special Meeting”).

103 Northpark Boulevard	Covington, LA 70433	USA	+1 (985) 727-2000	www.hornbeckoffshore.com

The Special Meeting was originally scheduled to consider and vote upon matters related to the consummation of the Exchange Offers. Because the Exchange Offers have been terminated, the Special Meeting is unnecessary.
The Company, in consultation with its advisors, is continuing to explore a range of options with its stakeholders with the common objective of strengthening the Company’s financial position. However, there can be no assurance that these discussions will be successful.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the offshore service vessel industry and ongoing discussions with the Company’s stakeholders. These statements are based on the Company's current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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